AGREEMENT TO SUB-LEASE

     THIS SUB-LEASE, made this 22nd day of February, 1996, by and between Groves Faison (herein called "Landlord") and Doughtie's Foods (herein called "Tenant").

     WITNESSETH:

     1. PREMISES. Landlord sub-leases to Tenant and Tenant takes and leases from Landlord the following building (hereinafter called "demised premises"): Approximately 3,000 square feet of freezer space at the north end of the approximately 5,000 square foot freezer located within the warehouse building located at 902 Cooke Avenue, Norfolk, Virginia. Landlord (Groves Faison) has received permission from Starch Realty ("original Landlord") to sub-lease these demised premises to Doughtie's Foods and approval to all terms of this agreement has been received.

     2. TERM. The initial term of this agreement shall be for one year and shall commence on February 22, 1996 and end on February 28, 1997. (See agreement paragraph #11 - Renewal Option).

     3. PURPOSE. The demised premises shall be used for the purpose of warehousing and distributing institutional food products and related services and activities, and for no other purpose whatsoever.

     4. RENT. Landlord reserves, and Tenant covenants to pay to Landlord, in advance on the first day of each month during the term, without demand therefor being made and without offset, rent as follows:

     $3,000.00 per month.

     5. UTILITY BILLS. Tenant covenants to pay promptly for a proportionate amount of the electrical bill. This amount will be approximately 30% of the total electrical bill charged to Landlord by "Original Landlord", but both parties shall agree to the division of cost as provided by Jimmy Webb.

     6. LANDLORD'S REPAIRS. Landlord covenants that it will be responsible for all repairs set forth in this lease agreement. However, Tenant shall be responsible for any repairs which are required as a result of a casualty resulting from the negligence or willful act of Tenant, or any of his agents, employees or contractors.

     7. CONDITION ON TERMINATION. Upon the termination of this agreement, Tenant covenants to deliver to Landlord the demised premises and all appurtenances thereto, peacefully and quietly, in as good order and condition as same now are or may hereafter be put by Landlord or Tenant, ordinary wear and tear and damage from fire or other casualty not occasioned by the fault or negligence of Tenant, Tenant's agents, employees, and independent contractors, excepted.

     8. DAMAGE BY FIRE. It is agreed that if the demised premises, or the building of which the demised premises are a part, or any portion thereof, or any improvements now or hereafter constructed thereon or added thereto, shall be damaged by fire or other casualty, so as to render same or any portion thereof, in the opinion of Landlord, untenantable, Landlord or Tenant shall have the right, at any time within ninety (90) days after said fire, to cancel and terminate this agreement, by giving to the other party, within said ninety (90) day period written notice of its intention so to do. If this agreement is so terminated, rent shall abate from the time of such casualty. If the agreement is not so terminated, the rent due hereunder shall be proportionately abated, according to the loss of use, until the demised premises are substantially restored.

     9. QUIET ENJOYMENT. Landlord hereby covenants that Tenant, upon fully complying with and promptly performing all the terms, covenants and conditions of this agreement, on its part to be performed, and further, upon the prompt and timely payment of rent hereunder, shall have and quietly enjoy the Premises of the Agreement Term set forth herein, including all renewal options.

     10. ALTERATIONS. Landlord agrees, and has received permission from "Original Landlord" as evidenced by its signature on his sub-lease, that Doughtie's Foods may complete the following alterations to the demised premises; at Tenants expense:

     (A) Install an opening with a functional freezer door to enable Tenant to access the demised premises from the 12,147 square foot "dry" space that Tenant is leasing within the same building.

     (B) Install a fence within the freezer to segregate the demised premises herein from the remaining portion of the freezer.

     11. AGREEMENT RENEWAL OPTION. If Tenant has promptly and completely fulfilled all of its obligations under this Agreement, and is in possession of the demised premises, it shall be granted the option to renew this Agreement for four (4) one-year renewal option terms immediately following the initial Agreement term, under the same terms and conditions as during the initial Agreement term, except that the rent shall be:

     3/1/97 - 2/28/98 - $3,120.00 per month
     3/1/98 - 2/28/99 - $3,245.00 per month
     3/1/99 - 2/28/00 - $3,375.00 per month
     3/1/00 - 2/28/01 - $3,510.00 per month

Tenant shall give Written notice to Landlord of its intention to renew not later than sixty (60) days prior to the end of the then-current Agreement term; otherwise, this option to renew shall automatically terminate. Tenant has the right to terminate this Agreement, without cost or penalty, upon sixty (60) days written notice to Landlord, at any time during any renewal option year. Landlord has the option to terminate this agreement if his lease with Starch Realty is terminated for any reason.

     12. TENANT'S CONTRIBUTION TO REAL ESTATE TAXES AND LANDLORD'S INSURANCE. In addition to the rent specified in this Agreement herein, Tenant agrees to pay $125.00 per month toward real estate taxes and Landlord's insurance.

     13. NO RESPONSIBILITY FOR DAMAGE. Landlord shall not be liable for any property damage or injury to Tenant's employees, agents, or contractors unless caused solely by the intentional act of Landlord. Tenant agrees to the extent possible to name the Landlord as a co-insured and to waive subrogation against Landlord under its insurance policies.

     14. EQUIPMENT SERVICE CONTRACT. Doughtie's Foods, Inc. agrees to pay $100.00 per month of Landlords service contract for maintaining the freezer and related equipment.

     IN WITNESS WHEREOF each corporate party hereto has caused this Agreement to be executed in its name and behalf by its President, or one of its Vice Presidents; each individual party hereto has hereunto set his hand and seal; and each partnership party hereto has caused this Agreement to be executed in its name and behalf by at least one of its general partners, and in a manner authorized by the partnership agreement.

LANDLORD:
GROVES FAISON COMPANY, INC.


By: B. L. REEVE
    (Signature)

    President




TENANT:
DOUGHTIE'S FOODS INC.


By: W. G. RATLIFF
     (Signature)

    Vice President - Operations



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